                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    3  )*
                                         ------

                          MONACO COACH CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               60886R 10 3
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

CUSIP No. 60886R 10 3                 13G                Page  2  of  4  Pages
          ---------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Kay L. Toolson    SSN: ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     629,107
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      N/A
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  629,107
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     629,107
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     15.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 60886R 10 3                 13G                Page  3  of  4  Pages
          ---------                                           ---    ---

ITEM 1(A).  NAME OF ISSUER

            Monaco Coach Corporation
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            91320 Industrial Way
            Coburg, OR 97408
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            Kay L. Toolson
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            91320 Industrial Way
            Coburg, OR 97408
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            United States
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            60886R 10 3
-------------------------------------------------------------------------------

ITEM 3.  TYPE OF PERSON

         N/A
-------------------------------------------------------------------------------

CUSIP No. 60886R 10 3                 13G                Page  4  of  4  Pages
          ---------                                           ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        626,107 Common Shares held at 12/31/96
          3,000 Common Shares under stock options exercisable within 60 days
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        15.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              629,107
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              N/A
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              629,107
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              N/A
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ Kay L. Toolson
                                       ----------------------------------------
                                       (Signature)

                                       Kay L. Toolson
                                       ----------------------------------------
                                       (Name/Title)